SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 25, 2013
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
__________________

Item 2.02. Results of Operations and Financial Condition

On July 25, 2013, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended June 30, 2013. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Second Quarter 2013 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: ___/s/ Terrance J. Lillis
Name:    Terrance J. Lillis

Title:	Senior Vice President and Chief Financial Officer

Date:    July 25, 2013

EXHIBIT 99

Release:	On receipt, July 25, 2013
Media contact:	Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:	John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces Second Quarter Results and an Increase in the Common Stock Dividend

Company Highlights

•	2Q 2013 Operating Earnings[1] of $271.4 million, $0.91 per diluted share

•	2Q 2013 Net Income was $222.3 million, $0.75 per diluted share

•	Quarter end assets under management of $450.6 billion

•	Company declares third quarter 2013 dividend of $0.26 per share of common stock
(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for second quarter 2013.
Second Quarter 2013 Results

•
Operating earnings increased 29 percent to $271.4 million for second quarter 2013, compared to $210.9 million for second quarter 2012. Operating earnings per diluted share (EPS) increased 30 percent to $0.91 for second quarter 2013, compared to $0.70 for second quarter 2012.

•
Net income available to common stockholders of $222.3 million, or $0.75 per diluted share for second quarter 2013, was a $54.7 million increase from $167.6 million, or $0.56 per diluted share for second quarter 2012. Net realized losses were $47.6 million in the second quarter 2013 compared to losses of $39.3 million in second quarter 2012.

•	Operating revenues for second quarter 2013 were $2,311.7 million, an increase of 8 percent, compared to $2,136.3 million for the same period last year.

•
Quarterly dividend declared for the third quarter by its board of directors of $0.26 per share of common stock, a 13 percent increase over the second quarter 2013 dividend. The dividend will be payable on Sept. 27, 2013 to shareholders of record as of Sept. 5, 2013.

“With a 29 percent increase in operating earnings over the year ago quarter, second quarter financial results rounded out a very strong first half of 2013,” said Larry D. Zimpleman, chairman, president and chief executive officer. “Our diversified model, both in terms of our mix of businesses and broad global footprint, combined with our ability to execute on our investment management strategy, continues to position us for long-term growth. In addition, the successful onboarding of Cuprum contributed meaningfully to our results this quarter and further positions us as a global investment management leader.”
Added Terry Lillis, senior vice president and chief financial officer, “We continue to grow net income and the percentage of earnings from fee-based businesses, providing financial flexibility to deploy capital in the best interest of our shareholders. The announcement today of a 13 percent increase in our common stock dividend reflects confidence in our ability to execute our strategy and generate long-term value for shareholders.”
Other Highlights
Business

•
Retirement and Investor Services Accumulation sales were up 31 percent in the second quarter compared to the year ago quarter. This includes $1.8 billion for Full Service Accumulation, a record $5.8 billion for Principal Funds and $521 million for Individual Annuities. Net cash flows were $0.3 billion for Full Service Accumulation and $2.3 billion for Principal Funds.

•	Principal Global Investors had unaffiliated assets under management (AUM) of $101.4 billion as of quarter end, a 10 percent increase over the year ago quarter.
______________________________
1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.

•
Principal International reported net cash flows of $2.2 billion and AUM of $102.9 billion as of quarter end (excluding $10.9 billion of AUM in our asset management joint venture in China, which is not reported in AUM), a 71 percent increase over the year ago quarter.

•	U.S. Insurance Solutions had strong sales in the quarter, with Individual Life sales up 12 percent and Specialty Benefits sales up 11 percent, both over second quarter 2012.
Capital

•	Strong capital position with a quarter-end estimated risk based capital ratio of 417 percent, and $920 million of excess capital[2].

•	Paid a quarterly dividend of $0.23 cents per share on June 28, 2013.

•	Book value per share, excluding AOCI[3] was $29.81, up 7 percent over second quarter 2012.

Net Income

•	Net income available to common stockholders of $222.3 million for second quarter 2013, up 33 percent compared to second quarter 2012 reflecting:

▪	Net realized capital losses of $47.6 million, which includes:

▪
$24.3 million of credit related net losses, down 11 percent from a year ago quarter, related to sales and permanent impairments of fixed maturity securities. This includes $14.7 million of losses on commercial mortgage backed securities;

▪	Losses on derivatives and related activities used for hedging risk.

Segment Results
Retirement and Investor Services - Accumulation4

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q13	2Q12	% Change	2Q13	2Q12	% Change
Operating Earnings	$144.4	$118.0	22%

Net Revenue	$578.4	$496.0	17%	$2,192.9	$1,919.0	14%
Pretax Return on Net Revenue	32.3%	29.8%		30.2%*	29.6%
*Pretax Return on Net Revenue for the trailing twelve months as of second quarter 2013 was 31.2 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings increased $26.4 million primarily due to increasing net revenues and continued expense discipline resulting in improved pretax margins.

•	Net Revenue increased 17 percent primarily due to an increase in account values resulting from positive net cash flows and strong equity markets.

_____________________________
2 Excess capital includes cash at the holding company and capital at the life company above the amount needed to maintain a 350 percent NAIC risk based capital ratio for the life company.
3AOCI: Accumulated Other Comprehensive Income.
4 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

Retirement and Investor Services - Guaranteed5

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q13	2Q12	% Change	2Q13	2Q12	% Change
Operating Earnings	$27.9	$23.7	18%

Net Revenue	$48.7	$42.0	16%	$169.3	$155.7	9%
Pretax Return on Net Revenue	81.9%	79.8%		80.0%	77.7%

•	Operating Earnings increased $4.2 million primarily due to net revenue growth, while maintaining expense and pricing discipline.

•	Net Revenue increased $6.7 million due to improved spreads.
Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q13	2Q12	% Change	2Q13	2Q12	% Change
Operating Earnings	$29.0	$18.2	59%

Operating Revenue	$168.2	$141.1	19%	$633.9	$563.9	12%
Pretax Margin	28.7%	21.0%		25.3%	20.2%

Total PGI Assets Under Management (billions)	$271.2	$243.9	11%
Unaffiliated Assets Under Management (billions)	$101.4	$92.3	10%

•	Operating Earnings increased $10.8 million primarily due to revenue growth and improved pretax margin. Earnings also benefitted by $4 million due to a periodic real estate fund performance fee.

•	Operating Revenue increased $27.1 million in second quarter 2013 as a result of higher management fees due to growth in AUM.
Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q13	2Q12	% Change	2Q13	2Q12	% Change
Operating Earnings	$58.3	$31.5	85%

Combined[6] Net Revenue	$338.0	$269.8	25%	$1,224.3	$1,135.3	8%
Combined Pretax Return on Net Revenue	55.5%	55.1%		55.7%	55.5%

Assets Under Management (billions)	$102.9	$60.3	71%

•
Operating Earnings increased 85 percent to $26.8 million. Cuprum contributed $26 million of operating earnings this quarter, the first full quarter of reported results. Earnings were negatively impacted by $7 million relative to expected returns on our required encaje[7] investments primarily in Mexico as a result of a spike in local interest rates.

•	Combined Net Revenue increased primarily due to growth in AUM from strong net cash flows and the Cuprum acquisition.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q13	2Q12	% Change	2Q13	2Q12	% Change
Operating Earnings	$21.5	$27.6	(22)%

Premium and Fees	$226.5	$216.3	5%	$932.6	$829.7	12%
Pretax Operating Margin	13.3%	18.1%		3.1%*	19.8%
*Pretax Operating Margin for the trailing twelve months as of second quarter 2013 was 13.7 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings decreased $6.1 million primarily due to the continued impact of the low interest rate environment.

•	Premium and Fees increased $10.2 million due to strong sales and growth in the business.
_____________________________
5 RIS Guaranteed: includes Investment Only and Full Service Payout.
6 Combined basis: all Principal International companies (including joint ventures) at 100%.
7 Encaje is our investment in the underlying funds of our mandatory pension operations in Chile and Mexico, as required by local regulators.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months Year To Date
	2Q13	2Q12	% Change	2Q13	2Q12	% Change
Operating Earnings	$25.7	$22.6	14%

Premium and Fees	$372.3	$361.4	3%	$1,467.5	$1,409.3	4%
Pretax Operating Margin	10.6%	9.5%		9.9%*	9.5%

Incurred Loss Ratio	66.7%	68.3%		67.5%	68.4%
*Pretax Operating Margin for the trailing twelve months as of second quarter 2013 was 10.1 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings increased $3.1 million due to improved claims experience and business growth.

•	Premium and Fees growth of 3 percent reflects strong premium growth in Individual Disability, strong sales in Group Benefits and improving employment and salary trends.

•	Incurred Loss Ratio decreased due to improved claim experience.
Corporate

(in millions except percentages or otherwise noted)	Quarter
	2Q13	2Q12	% Change
Operating Losses	($35.40)	($30.70)	(15)%

•	Operating Losses for second quarter 2013 were in line with expectations, up from second quarter 2012 due to added debt expense associated with the Cuprum acquisition.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2012, and in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, July 26, 2013 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 97102721.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 97102721. This replay will be available approximately two hours after the completion of the live earnings call through the end of day August 2, 2013.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement for second quarter 2013 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal ®)8 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $450.6 billion in assets under management9 and serves some 19.8 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

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8 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
9 As of June 30, 2013.

Explanation of Terms
The terms used within this press release and other documents related to financials defined below explain the results of our ongoing businesses in a manner that allows for a better understanding of the underlying trends in those businesses.

Encaje is our investment in the underlying funds of our mandatory pension operations in Chile and Mexico, as required by local regulators.

Net revenue is defined as operating revenue less benefits, claims, settlement expenses, and dividends to policyholders. This provides a more accurate view of the ongoing revenue available to the businesses to fund operational expenses and generate profits.

Pretax operating earnings is defined as operating earnings before income taxes, noncontrolling interest and preferred stock dividends. This provides management better insight into the underlying trends of the businesses.

Pretax return on net revenue is calculated as pretax operating earnings divided by net revenue. This metric measures both revenue and expenses of primary business activities in Retirement and Investor Services and Principal International and provides a clearer depiction of these segments’ profitability.

Pretax margin is calculated as pretax operating earnings divided by operating revenue. This metric measures both the revenue and expenses associated with the company’s primary business activities and provides a clearer picture of the profitability of Principal Global Investors.

Combined basis is all Principal International companies at 100 percent ownership. Using U.S. GAAP accounting presentation for joint ventures masks the size, growth and profitability of these operations.

Premiums and fees is the sum of premiums, fees, and other revenue. Premiums and fees provide management in US Insurance Solutions a current view of the ongoing revenue in the business.

Pretax operating margin is calculated as pretax operating earnings divided by premium and fees. This metric measures the proportion of premium and fees remaining after claims and expenses, excluding income taxes, and provides an indicator of the profitability of the business.

Trailing twelve months is a better indicator of trend analysis because it normalizes quarterly volatility over a longer time period.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Six Months Ended,
	06/30/13	06/30/12	06/30/13	06/30/12
Retirement and Investor Services	$172.3	$141.7	$342.3	$285.3
Principal Global Investors	29.0	18.2	49.3	34.4
Principal International	58.3	31.5	102.9	75.6
U.S. Insurance Solutions	47.2	50.2	82.9	100.4
Corporate	(35.4)	(30.7)	(72.7)	(69.5)
Operating Earnings	$271.4	$210.9	$504.7	$426.2
Net realized capital losses, as adjusted	(47.6)	(39.3)	(104.0)	(49.2)
Other after-tax adjustments	(1.5)	(4.0)	(0.1)	(5.5)
Net income available to common stockholders	$222.3	$167.6	$400.6	$371.5

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	06/30/13	06/30/12	06/30/13	06/30/12
Operating Earnings	$0.91	$0.70	$1.70	$1.40
Net realized capital losses, as adjusted	(0.16)	(0.13)	(0.35)	(0.16)
Other after-tax adjustments	0.00	(0.01)	0.00	(0.02)
Net income available to common stockholders	$0.75	$0.56	$1.35	$1.22
Weighted-average diluted common shares outstanding	297.2	301.9	297.0	303.3

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,		Six Months Ended,
	06/30/13	06/30/12	06/30/13	06/30/12
Premiums and other considerations	$737.0	$681.3	$1,428.7	$1,358.4
Fees and other revenues	804.3	632.1	1,537.9	1,214.8
Net investment income	770.4	822.9	1,583.4	1,670.5
Total operating revenues	2,311.7	2,136.3	4,550.0	4,243.7

Benefits, claims and settlement expenses	1,101.2	1,105.2	2,200.6	2,321.4
Dividends to policyholders	47.5	49.5	95.8	99.8
Commissions	186.0	158.7	365.6	318.5
Capitalization of DPAC	(112.4)	(98.1)	(236.6)	(197.7)
Amortization of DPAC	55.5	51.5	112.7	(52.2)
Depreciation and amortization	29.4	20.3	51.7	39.7
Interest expense on corporate debt	36.1	30.5	72.1	61.6
Compensation and other	609.0	538.8	1,224.3	1,085.5
Total expenses	1,952.3	1,856.4	3,886.2	3,676.6

Operating earnings before tax, noncontrolling interest and preferred stock dividends	359.4	279.9	663.8	567.1
Less:
Income tax	73.7	58.1	133.1	120.7
Operating earnings attributable to noncontrolling interest	6.0	2.6	9.5	3.7
Preferred stock dividends	8.3	8.3	16.5	16.5
Operating earnings	$271.4	$210.9	$504.7	$426.2

Net realized capital losses, as adjusted	(47.6)	(39.3)	(104.0)	(49.2)
Other after-tax adjustments	(1.5)	(4.0)	(0.1)	(5.5)
Net income available to common stockholders	$222.3	$167.6	$400.6	$371.5

Selected Balance Sheet Statistics

	Period Ended,
	06/30/13	12/31/12	06/30/12
Total assets (in billions)	$196.5	$161.8	$152.0
Total common equity (in millions)	$8,761.4	$9,141.4	$8,809.6
Total common equity excluding accumulated other comprehensive income (in millions)	$8,761.9	$8,501.1	$8,248.2
End of period common shares outstanding (in millions)	293.9	293.8	295.6
Book value per common share	$29.81	$31.11	$29.80
Book value per common share excluding accumulated other comprehensive income	$29.81	$28.93	$ 27.90

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)
	Three Months Ended,		Six Months Ended,
	06/30/13	06/30/12	06/30/13	06/30/12
Diluted Earnings Per Common Share:
Operating earnings	$0.91	$0.70	$1.70	$1.40
Net realized capital losses	(0.16)	(0.13)	(0.35)	(0.16)
Other after-tax adjustments	-	(0.01)	-	(0.02)
Net income available to common stockholders	$0.75	$0.56	$1.35	$1.22

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$29.81	$27.90	$29.81	$27.90
Net unrealized capital gains	2.36	3.47	2.36	3.47
Foreign currency translation	(0.79)	(0.41)	(0.79)	(0.41)
Net unrecognized postretirement benefit obligations	(1.57)	(1.16)	(1.57)	(1.16)
Book value per common share including accumulated other comprehensive income	$29.81	$29.80	$29.81	$29.80

Operating Revenues:
RIS	$1,148.8	$1,081.2	$2,251.1	$2,136.3
PGI	168.2	141.1	321.9	279.2
PI	275.1	210.6	522.6	473.1
USIS	773.0	751.5	1,551.0	1,448.5
Corporate	(53.4)	(48.1)	(96.6)	(93.4)
Total operating revenues	2,311.7	2,136.3	4,550.0	4,243.7
Net realized capital losses and related adjustments	(101.5)	(21.7)	(176.7)	(52.1)
Exited group medical insurance business	0.4	4.0	4.0	22.9
Total GAAP revenues	$2,210.6	$2,118.6	$4,377.3	$4,214.5

Operating Earnings:
RIS	$172.3	$141.7	$342.3	$285.3
PGI	29.0	18.2	49.3	34.4
PI	58.3	31.5	102.9	75.6
USIS	47.2	50.2	82.9	100.4
Corporate	(35.4)	(30.7)	(72.7)	(69.5)
Total operating earnings	271.4	210.9	504.7	426.2
Net realized capital losses and related adjustments	(47.6)	(39.3)	(104.0)	(49.2)
Other after-tax adjustments	(1.5)	(4.0)	(0.1)	(5.5)
Net income available to common stockholders	$222.3	$167.6	$400.6	$371.5

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$(47.6)	$(39.3)	$(104.0)	$(49.2)
Certain derivative and hedging-related adjustments	21.0	22.4	45.1	45.7
Amortization of DPAC and sale inducement costs	(15.0)	28.6	(18.1)	(4.2)
Certain market value adjustments of embedded derivatives	0.4	(0.5)	0.3	1.4
Capital gains (losses) distributed	4.8	(5.6)	10.9	1.9
Tax impacts	(44.1)	(4.9)	(65.8)	(10.0)
Noncontrolling interest capital gains	-	0.1	-	8.2
Recognition of front-end fee revenues	0.4	(0.5)	0.6	(0.1)
Net realized capital losses associated with exited group medical business	-	(0.1)	-	(0.20)
GAAP net realized capital gains (losses)	$(80.1)	$0.2	$(131.0)	$(6.5)

Other After-Tax Adjustments:
Exited group medical insurance businesses	$(1.5)	$(4.0)	$(0.1)	$(5.5)
Total other after-tax adjustments	$(1.5)	$(4.0)	$(0.1)	$(5.5)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Six Months Ended,
	6/30/13	6/30/12	6/30/13	6/30/12

Total combined net revenue	$338.0	$269.8	$657.0	$549.1
Add:
Principal International's share of unconsolidated joint ventures' net income	21.9	22.5	45.7	45.4
Less:
Unconsolidated joint ventures' net revenue at 100%	207.3	203.2	430.7	412.6
Other adjustments	0.5	0.6	1.0	1.2
Net revenue*	$152.1	$88.5	$271.0	$180.7

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.